EXHIBIT 10.59

May 26, 2010

Huawei Zhang

Vice Chairman of the Board / General Manager

WEGO Holding Co. Limited

Add: No. 312 Shichang Road

WeiHai, China

Re:	Letter of Intent

Gentlemen:

This letter of intent outlines certain preliminary terms and conditions of several possible agreements between and among CareView Communications, Inc., a Nevada corporation or its affiliate Company (“CareView”) and Wego Holding Co. Limited, a                                     (“Wego”) and certain affiliated parties. This letter of intent is intended only to serve as a guide in the negotiation of such agreements and is not intended to, nor shall it create any legally enforceable agreements, obligations or rights in favor of any other person or entity, except those rights and obligations set forth in Sections 4 and 7 hereof, which shall be legally binding on the undersigned parties.

CareView and Wego will use their commercial reasonable efforts to form a joint venture (the “Joint Venture”) for the purpose of developing CareView’s technology (the “CareView SystemTM”) and Wego’s technology into a product to be provided to the

CareView Communications Inc. 405 State Highway 121 Bypass Suite B-240 Lewisville, TX 75067 Phone: 972-943-6050 Fax: 972-403-7659

Chinese marketplace. The Joint Venture would be formed by execution of a definitive agreement (the “Definitive Agreement”) between the parties.

1. Corporate Governance of the Joint Venture. Concurrent with the execution of the Definitive Agreement. CareView and Wego would cause the governing documents of the Joint Venture to be written to provide for the following:

(i) Governing Body. Minority percent of the ownership as well as the members of the management committee or other governing body of the Joint Venture will be designated by CareView following the Closing.

(ii) Restrictions on Transfer. Neither CareView nor Wego would be able to transfer part of their interest in the Joint Venture without the express written consent of the other party and on substantially identical terms of the current limited liability company agreement of the Joint Venture.

(iii) Access to Records and Reports. All books and records relating to the records and accounts of all operations and expenditures of the Joint Venture would be assessable and otherwise subject to audit by either party at any reasonable time.

2. Resources. Each party agrees to provide information to the other in the form of written or verbal communications by or between the parties engineering and marketing departments. Such information shall be used to establish a reasonable determination as to the validity and viability of a proposed product for use in the China market.

3. Exclusive Sales Agreement. CareView and Wego will use their commercial reasonable efforts to cause the Joint Venture to enter into a perpetual agreement with CareView, pursuant to which the Joint Venture will manufacture and sell the CareView System™, on an exclusive basis in China. The execution of the foregoing agreement is contingent upon the Joint Venture being successfully formed.

4. Confidentiality. Each party hereto agrees that it will not make any disclosure of the existence of this Letter of Intent or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the party contemplating disclosure will inform the other party of and obtain their consent to the form and content of such disclosure, which consent shall not be unreasonably withheld of delayed. The foregoing sentence does not apply to disclosures of the content or existence of this Letter of Intent to the lawyer, accountants or other representatives which either party will be using in connection with the transactions contemplated by this Letter of Intent. Further each party will keep the other parties confidential and proprietary technologies in confidence. Each party hereby agrees to not utilize any of the others technologies except for the expressed purpose of evaluating a potential Joint Venture. In the event that the parties are unable to come to a timely agreement to consummate the Joint Venture each party will destroy any proprietary information given to the other parts in this effort.

6. Joint Press Release. The parties agree to prepare a joint press release relating to this transaction, described herein, which will be issued upon Closing.

7. Expenses. Each party will pay its own expenses in connection with the transactions described herein.

8. Termination. In the event a Definitive Membership Purchase Agreement has not been executed on or before August 1, 2010, the terms of this letter shall be of no further force or effect except for Section 4 (Confidentiality) and 7 (Expenses).

9. Governing Law. This letter shall be governed by the internal laws of the State of Nevada notwithstanding any conflict of law principles to the contrary.

[REMAINDER OF PACK INTENTIONALLY LEFT BLANK]

If the foregoing reflects your present understanding of the proposed transactions and if you are in agreement in principle with the terms and conditions of the proposal herein, please acknowledge by executing an original of this Letter of Intent and returning it to us and we will proceed to documentation. Both parties recognize that this Letter of Intent is a statement of the present intentions of the parties and is not legally binding with the exception of Sections 4 and 7 which are legally binding. By executing this Letter of Intent, each party represents that it is duly authorized to execute this Letter of Intent and that the Letter of Intent to the extent provided herein and does not conflict with or violate any agreement with any other party. This Letter of Intent may be executed in multiple counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument. This Letter of Intent is not valid if not countersigned and returned to CareView by June 1, 2010.

Very truly yours,

CareView Communications, Inc.
CareView

By	:
Its	: President

Accepted and agreed to this
day of , 2010

Wego Holding Co. Limited

By :
Its :

If the foregoing reflects your present understanding of the proposed transactions and if you are in agreement in principle with the terms and conditions of the proposal herein, please acknowledge by executing an original of this Letter of Intent and returning it to us and we will proceed to documentation. Both parties recognize that this Letter of Intent is a statement of the present intentions of the parties and is not legally binding with the exception of Sections 4 and 7 which are legally binding. By executing this Letter of Intent, each party represents that it is duly authorized to execute this Letter of Intent and that the Letter of Intent to the extent provided herein and does not conflict with or violate any agreement with any other party. This Letter of Intent may be executed in multiple counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument. This Letter of Intent is not valid if not countersigned and returned to CareView by June 1, 2010.

Very truly yours,

CareView Communications, Inc.
CareView

By	:
Its	: President

Accepted and agreed to this
day of , 2010

Wego Holding Co. Limited

By :
Its :